Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 2 to Form F-1 FILE NO. 333-278400 on Form F-3 of our report dated October 29, 2024, which includes an explanatory paragraph as to Critical Metals Corp.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Critical Metals Corp. as of June 30, 2024 and for each of the two years in the year ended June 30, 2024 and 2023 appearing in the Annual Report on Form 20-F of Critical Metals Corp. for the year ended June 30, 2024. We also consent to the reference to us under the heading “Experts” in the Post-Effective Amendment No. 2 to Form F-1 on Form F-3, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum llp

Houston, Texas

April 11, 2025